Exhibit 23.1

Consent of Independent Accountants

        We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-82422, 333-88613 and 333-36440) of Viacom Inc. of our report dated June 14, 2002, related to the financial statements of the Westinghouse Savings Program, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

New York, New York
June 28, 2002